EXHIBIT 21

                               WPL HOLDINGS, INC.
                         SUBSIDIARIES OF THE REGISTRANT

   The following are deemed to be significant subsidiaries of WPL Holdings, Inc. as of December 31, 1997:


   Name of Subsidiary                                State of Incorporation

   Wisconsin Power and Light Company                 Wisconsin

   Heartland Development Corporation                 Wisconsin